Exhibit 99.1

On November 12, 2003, Ronald S. Lauder ("RSL" or the "Reporting Person") sold
125,000 shares of Class A Common Stock.
He sold them in a number of transactions with an average sale price of $37.1808.
The information regarding shares sold at each price appears in the two columns below:

Shares  	Price
30600		37.00
900		37.01
200		37.03
1100		37.04
14200		37.05
2600		37.08
1400		37.09
19100		37.10
400		37.11
200		37.12
4300		37.15
21900		37.25
700		37.28
1200		37.29
1200		37.30
25000		37.50


On November 13, 2003, RSL sold
113,900 shares of Class A Common Stock.
He sold them in a number of transactions with an average sale price of $37.5553.
The information regarding shares sold at each price appears in the two columns below:

Shares  	Price
3700		37.51
2700		37.52
300		37.53
1800		37.54
26200		37.55
700		37.56
400		37.57
300		37.58
500		37.59
2900		37.60
200		37.61
9000		37.65
11600		37.76
2300		37.77


After these sales, the amounts of Class A Common
Stock and Class B Common Stock
beneficially owned by RSL includes:

(i) 22,005,555 shares of Class B
Common Stock held directly,
(ii) 3,182 shares of Class A
Common Stock and 3,182 shares of Class B
Common Stock held indirectly as
Trustee of The Descendants of Ronald S. Lauder
1966 Trust, (iii) 15,384 shares of Class A Common Stock and 3,846,154 shares of Class B
Common Stock held indirectly as a general partner of Lauder & Sons L.P.
(RSL is also a Trustee of The
1995 Estee Lauder RSL Trust,
which is also a general partner
of Lauder & Sons L.P.),
(iv) 1,095,410 shares of Class A
Common Stock held indirectly
as co-Trustee and beneficiary of
the Estee Lauder 2001 Charitable Trust, and
(v) 10,188,803 shares of Class B Common
stock held indirectly
as trustee of The Estee Lauder 2002 Trust. RSL disclaims beneficial ownership of the shares in clauses (ii), (iii),
(iv) and (v) to the extent he does not
have a pecuniary interest in such securities.